September 11, 2018

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on September 5, 2018, to be filed by our former client, Mr. Amazing Loans Corporation. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ Rose, Snyder & Jacobs LLP

Rose, Snyder & Jacobs LLP

Encino, California

15821 VENTURA BOULEVARD, SUITE 490, ENCINO, CALIFORNIA 91436

PHONE: (818) 461-0600 • FAX: (818) 461- 0610